Exhibit 10.5

AMENDMENT TO THE

EXECUTIVE SECURITY PROGRAM OF

JACOBS ENGINEERING GROUP, INC.

This amendment to the Executive Security Program of Jacobs Engineering Group, Inc., as Amended and Restated January 1, 1983, as described below, is intended to (1) permit monthly distributions due to disability (over a period of sixty months); and (2) clarify that pursuant to applicable Treasury regulations, the definition of “disability” used to determine whether a participant’s deferrals may be canceled due to disability is different from the definition of disability used to determine whether a participant is eligible for distributions due to disability.

The changes in this Amendment are effective January 1, 2009.

1.    Section 3.5 (“Waiver of Participant Salary Deferral or Payments”) is amended by modifying the final paragraph to read, in its entirety, as follows:

For purposes of Article III, the determination of what constitutes total disability and the cessation thereof shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive; provided, however, that any cancellation of a Participant’s deferrals due to disability must be made in accordance with Code Section 409A and authoritative IRS guidance thereunder, to the extent such guidance addresses the cancellation of deferrals due to disability. For example, Treasury Regulations section 1.409A-3(j)(4)(xii), as issued in 2007, defines “disability” for this purpose as “any medically determinable physical or mental impairment resulting in the service provider’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.”

See Section 4.12 for provisions governing distributions to Participants who suffer a Permanent and Total Disability.

2.    Section 4.10 (“Specified Employees”) is modified by replacing “unless the Participant dies or experiences an unforeseeable emergency during the six-month period” with “unless the Participant dies or experiences either an unforeseeable emergency or a Total and Permanent Disability during the six-month period.”

3.    A new Section 4.12 is added to read as follows:

4.12    Total and Permanent Disability. Notwithstanding any other provision in this Program or any Plan Agreement, in the event that the Committee determines that a Participant has suffered a Total and Permanent Disability (as defined below) before the Participant’s Retirement benefits commence, the Participant shall receive Retirement benefits in accordance with this Article IV as if he or she had Retired as of the date of the Committee’s determination, without regard to the requirement in Section 4.10 that payments begin at least six months after the Participant’s Retirement. Notwithstanding any other provision in this Article IV, a Participant who receives monthly benefits pursuant to this Section 4.12 shall receive his or her benefits in the form of monthly installments over a period of 60 months.

For purposes of Article IV, “Total and Permanent Disability” shall have the meaning set forth in Code Section 409A and authoritative IRS guidance thereunder, to the extent such guidance addresses eligibility for distributions due to disability. For example, Treasury Regulations section 1.409A-3(i)(4)(i), as issued in 2007, provides that a Participant is “disabled” for this purpose if the Participant is either (a) “unable to engage in any substantial gainful activity” or (b) “receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the [Participant’s] employer,” in either case due to a “medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

See Section 3.5 for provisions governing the cancellation of a Participant’s deferrals due to disability.

4.    Section 13.4 (“Committee Rules and Powers—General”) is amended by modifying the third sentence to read as follows:

The Committee shall have the exclusive right to determine whether a Participant is totally disabled, for purposes of Article III, or has a Total and Permanent Disability, for purposes of Article IV, with either or both determinations to be made on the basis of such medical and/or other evidence that the Committee, in its sole and absolute discretion, may require.

Date: May 31, 2009	Jacobs Engineering Group, Inc.

	By:	/s/ John W. Prosser, Jr.

	Title:	EVP, Finance & Administration

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